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                                                                    EXHIBIT 99.1




FROM:        BALLY ENTERTAINMENT CORPORATION
             8700 West Bryn Mawr Avenue
             Chicago, IL  60631

             MWW/Strategic Communications, Inc.
             Public Relations - Tel. (201) 507/9500
             Contact:  Michael W. Kempner
- --------------------------------------------------------------------------------
                                                          FOR IMMEDIATE RELEASE


BALLY'S HEALTH & TENNIS CORPORATION COMPLETES $150 MILLION PRIVATE PLACEMENT OF ASSET-BACKED SECURITIES TO FURTHER SPIN-OFF PLANS

             Chicago, IL, June 27, 1995 -- Bally Entertainment Corporation (NYSE:BLY) announced that its fitness center subsidiary, Bally's Health & Tennis Corporation completed through its subsidiary, a $150 million private placement of asset-backed securities. The primary use of proceeds was to repay amounts outstanding under Bally's Health & Tennis' bank credit facility, which was replaced with a new $30 million letter of credit and revolving working capital facility.
             "This financing arrangement improves the capital structure of Bally's Health & Tennis and represents a significant step towards completion of our announced plan to spin-off this business," commented Arthur M. Goldberg, Chairman, CEO and President of Bally Entertainment Corporation.
             This transaction was structured and solely placed by Chemical Securities Inc. The securities are rated "BBB+" by Standard & Poor's Rating Group, Fitch Investors Service, L.P. and Duff & Phelps Credit Rating Company.
             The securities were issued and sold in a private placement under an exemption from the registration requirements of the Securities Act of 1933, as amended. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities.
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             Bally Entertainment Corporation is one of the world's foremost operators of casinos and casino hotel resorts. The company owns and operates three world-class casino hotel resorts in Atlantic City and Las Vegas, and expects to open its riverboat casino in New Orleans, Louisiana within the next couple of weeks, and plans to reopen its dockside casino at its new location in Mississippi in late summer of 1995.
             Bally, through Bally's Health & Tennis Corporation and its subsidiary, Bally Total Fitness, is also the world's largest commercial operator of fitness centers with approximately 340 facilities in the U.S. and Canada.


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